Exhibit 10.5

November 5, 2009

Kit M. Cole
32 Heron Drive
Mill Valley, Ca. 94941

RE: Offer of Employment: Chief Executive Officer Circle Bancorp

Dear Kit:

    Circle Bank is pleased to present this offer of employment for the position of Chief Executive Officer (CEO), reporting to the Board of Directors of Circle Bancorp. This is an exempt position carrying considerable responsibility and is integral to our continued business development and success. We are excited about your interest in joining Circle Bancorp and are confident that you will be an important addition to our team. This Letter formally presents the specifics of our offer of employment with important details that you will want to consider:

Title:	Chief Executive Officer, Circle Bancorp
Duties:	Direct the Growth and Acquisition Activities and Capital
Raising Activities of the Firm
Rate of Pay:	$175,000 annual base salary (14,583.33 monthly)
Status:	Regular, Employee; Exempt
Supervisor:	Board of Directors Circle Bancorp
Start Date:	November 5, 2009
Location:	Novato
Benefits:	In accordance with company policies as specified in the Employee Handbook, plan guidelines, and elsewhere from time to time. Also, note any exceptions to policy agreed to during negotiations.

Professional Contribution

    You agree that you will, at all times and to the best of your abilities, loyally and conscientiously perform all of the duties and obligations required of you pursuant to the express and implicit terms of this Letter, and to the reasonable satisfaction of the Company.

At-Will Employment Status

    Your employment with the Company is “at-will” and will continue only so long as continued employment is mutually agreeable to you and the Company. Either you or the Company may terminate the employment relationship at any time, for any reason, with or without notice or cause.

Kit M. Cole

Compensation

1.	Base Salary. You will be paid a monthly Base Salary of $14,583.33. Your salary will be payable in two equal payments per month pursuant to the Company’s regular payroll policy.

2.	Bonus.

Cash Compensation:

	●	$125,000 for managing the Preferred Stock Capital raise of Circle Bancorp, to be earned and paid ratably upon an initial $10,000,000 goal. Bonus payable at close of offering.

	●	$175,000 per $100 million in assets, deposits, branches, financial institutions, including FDIC assisted transactions for managing Board approved acquisitions.1 Bonuses are calculated ratably and are payable at the close of each transaction.

	●	Auto allowance - The Company will pay $500 per month for a car allowance.

3.	Warrants (or equivalent)

●
60,000 warrants (or warrant equivalent) entitling the holder to acquire 60,000 shares of common stock at an exercise price of $1.58,2 exercisable until November 5, 2019, earned on the first day of employment.

●
Up to an additional 100,000 warrants (or warrant equivalents) entitling the holder to acquire up to an additional 100,000 shares of common stock at an exercise price of $ 1.58 exercisable until November 5, 2019, to be issued ratably with the cash bonuses, allocated at 41.67% available for leading the capital raise and 58.33% for closing acquisitions as those Performance Goals are met.

Benefits

    The Company will provide you with a benefit package that includes, but is not limited to, health and dental benefits that begins upon the date of hire in addition to holidays, and paid time off (e.g., vacation, sick time.) The details of the Company’s health and welfare benefit policies are described in a separate letter, and any applicable Summary Plan Descriptions.

1.	Paid Holidays. The Company has identified 10 days of paid holiday benefits per calendar year.

2.	Paid Time Off (PTO). The Company recognizes the importance of time off for vacation, illness or to attend personal commitments. You will be eligible to accrue 13.33 hours of paid vacation per month (20 days per full year worked). In addition you will be eligible for a grant of 4 hours of paid sick time per month.

1  Compensation will continue to be earned on a prorated basis if the maximum targets are exceeded.
2 The book value per share as of September 30, 2009.

Kit M. Cole

3.	401K. The Company will match up to 5% of employee contribution per the guidelines of the Plan.

Confidential Information and invention Assignment Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon the maintenance of an executed copy of the Confidential Information and Invention Assignment Agreement and the “Proprietary Agreement” signed copies of which are currently on file.

Arbitration

    You agree to make arbitration the exclusive remedy for the resolution of any disputes, which may arise between the Company and you. Your signature below and on the enclosed Dispute Resolution/Arbitration Agreement confirms your agreement to utilize the arbitration procedure specified in both the Employment Application and the Employee Handbook for resolution of any disputes related to your employment. Please take the time necessary to review these policies, and ask any questions before signing this document and the Dispute Resolution/Arbitration Agreement.

    Kit, we are delighted to be able to extend this offer of employment to you and sincerely feel Circle Bancorp can provide you with the opportunity to achieve rewarding results for both you and the Company. Please contact me with any questions. We look forward to working with you.

Sincerely,
Arthur Chatham, Chairman, Compensation Committee
Board of Directors of Circle’ Bancorp

The undersigned individually hereby accepts the Company’s employment offer as detailed above. The undersigned acknowledges that there is no agreement between the Company and the undersigned for any definite period of employment and that the undersigned’s employment may be terminated at any time, with or without cause.

SIGNATURE:		DATE: 11/5/09

PRINT NAME:	KIT M COLE